NationsBank Corporation and Subsidiaries
Ratio of Earnings to Fixed Charges
                                              Exhibit 12(a)
-----------------------------------------------------------------
(Dollars in Millions)

                                Year ended December 31

                     --------------------------------------------
                      1997     1996     1995     1994     1993
                     --------------------------------------------
Excluding Interest
 on Deposits
--------------------

Income before taxes...$ 5,230  $ 4,536  $ 3,810  $ 3,293 $ 2,619
Equity in undistributed
 losses (earnings) of
 unconsolidated
 subsidiaries.........    -          2      (7)      (3)     (5)
Fixed charges:
 Interest expense
  (including
  capitalized interest)5,060     4,342    4,706    3,056    1,512
 Amortization of
  debt discount and
  appropriate
  issuance costs......    19        20       12        8        6
 1/3 of net rent
  expense.............   180       157      155      141      129
                      -------------------------------------------
 Total fixed charges   5,259     4,519    4,873    3,205    1,647

Earnings (excluding
 capitalized
 interest)...........$10,489   $ 9,057  $ 8,676  $ 6,495  $ 4,261
                      ===========================================

Fixed charges........$ 5,259   $ 4,519  $ 4,873  $ 3,205  $ 1,647
                     ============================================
Ratio of Earnings to
 Fixed Charges          1.99      2.00     1.78    2.03     2.59

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Including Interest on
 Deposits
----------------------
Income before taxes $ 5,230  $ 4,536  $ 3,810  $ 3,293   $ 2,619

Equity in undistributed
 losses (earnings)
 of unconsolidated
 subsidiaries.......    -         2       (7)     (3)        (5)

Fixed charges:
 Interest expense
  (including
  capitalized
  interest)..........  9,951   8,588    8,980    6,231    4,450
 Amortization
  of debt discount
  and appropriate
  issuance costs.....     19      20       12        8        6
 1/3 of net rent
  expense............    180     157      155      141      129
                     ------------------------------------------
    Total fixed
     charges......... 10,150   8,765    9,147    6,380    4,585

Earnings (excluding
 capitalized
 interest).......... $15,380 $13,303 $12,950   $ 9,670  $ 7,199
                    ============================================
Fixed charges....... $10,150   8,765   9,147     6,380    4,585
                    ============================================
Ratio of Earnings
 to Fixed
 Charges............   1.52     1.52    1.42      1.52     1.57